Exhibit 10.28

                                    ADDENDUM

      This Addendum dated as of December 1, 2005, sets forth certain amendments to the Employment Agreement, dated as of March 1, 2004, between (i) COMMUNITY BANK SYSTEM, INC. ("CBSI"), a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A. ("CBNA"), a national banking association, both having offices in Dewitt, New York (collectively, the "Company") and (ii) SANFORD A. BELDEN, an individual currently residing at 9 Lynacres Boulevard, Fayetteville, New York ("Executive").

                                    Recitals

      A. The parties desire to effectuate a smooth and orderly management succession plan in keeping with the interests of the Company and Executive.

      B. The Employment Agreement, dated as of March 1, 2004 ("Employment Agreement"), currently provides for various mutual obligations in connection with Executive's retirement or the expiration of the Employment Agreement.

      C. The parties desire to augment the provisions of paragraph 3(g) of the Employment Agreement in providing for the retirement of Executive in an orderly manner consistent with the terms of the Employment Agreement.

      NOW, IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

      1. Retirement.

            The Company and Executive agree that Executive shall retire as President and Chief Executive Officer of the Company on July 31, 2006 ("Retirement Date"), subject to his continued employment with the Company to the Retirement Date, in accordance with the terms of this Addendum and the Employment Agreement.

            Upon Executive's retirement in accordance with the preceding sentence, the Company shall, within 30 days of the Retirement Date:

            (a) pay to Executive, as severance pay, an amount determined by the Company that will provide Executive with sufficient funds (after taxes) to purchase coverage for Executive and his spouse under the applicable retiree provisions of the Company's group health plan for the twelve-month period following Executive's retirement;

            (b) pay to Executive the pro-rata portion (based on Executive's complete months of active employment in 2006) of all cash incentive compensation and bonuses that are payable with respect to 2006 at the Target level of achievement under the Company's Management Incentive Program (50% of base salary); and

            (c) transfer to Executive title to the Company-owned vehicle currently used by Executive in performing duties for the Company.

            The Company shall grant or cause to be granted to Executive, by no later than December 30, 2005, an option or options to acquire the same number of shares of CBSI stock that would have been the subject of options to be granted to the Executive in January or February 2006 pursuant to the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program. The option(s) granted shall provide for a per share exercise price equal to the fair market value of a share of Community Bank System, Inc. stock on the date the grant is made.

      2. Consulting Agreement.

            Effective upon Executive's retirement on the Retirement Date, Executive and the Company shall enter into a Consulting Agreement substantially in the form attached as Exhibit A. The Consulting Agreement shall provide for Executive's continued services to the Company for a period of 36 months at a compensation rate of $4,000 per month without other benefits, except as provided for in the Employment Agreement.

      3. Continued Service.

            Executive shall continue to serve as a Director of CBSI and CBNA through his current term which expires at the Company's annual meeting in 2006, provided he remains qualified to serve as a director under applicable law and regulations and the Company's Bylaws as such requirements are applicable to all directors. Effective no later than the Retirement Date, Executive shall be appointed to serve as Vice Chair of the CBSI Board of Directors and as Chair of a newly-created CBSI Board Committee to focus on mergers and acquisitions, growth initiatives, and integration of such mergers and acquisitions, which committee shall report to the full Board of Directors.

            Provided that Executive remains qualified to serve under applicable law and regulations and the Company's Bylaws as such requirements are applicable to all directors, and subject to the exercise of the fiduciary duties of the Company's Board of Directors, the Company and the Company's nominating committee shall nominate, and recommend for reelection, the Executive for (i) a three-year term on the Board of Directors at CBSI's annual meeting in 2006, and (ii) additional terms on the Board of Directors of CBNA for the same period that Executive is a director of CBSI. During the term of the Consulting Agreement, Executive shall not receive compensation for his service as a Director of the Company (including but not limited to Director fees or benefits under the Director's Stock Balance Plan), and Executive shall be eligible for only such specific grants under Long-Term Incentive Compensation Plan as may be approved by Board for Executive. Following expiration or termination of Executive's service under the Consulting Agreement, Executive shall be entitled to receive the normal Director fees and reimbursement of expenses related to service as a Director for the Company, and Executive shall be eligible for such stock options or awards under the 2004 Long-Term Incentive Compensation Program as such grants may be approved by the Board of Directors in the future. However, the Executive shall not be entitled to participate in the Director's Stock Balance Plan.

      4. Miscellaneous.

            (a) This Addendum is not intended to, and shall not, supersede the terms and conditions of the Employment Agreement or the Supplemental Retirement Plan Agreements dated as of March 1, 2004 and January 1, 2005 between the parties, except as expressly provided for herein. The Employment Agreement and Supplemental Retirement Plan Agreements shall continue to be operative.

            (b) This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

            (c) This Agreement may not be assigned by the Executive or the Company, except that this Agreement shall be binding upon and shall inure to the benefit of the Company through merger or corporate reorganization.

            (d) This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

            (e) The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

            The foregoing is established by the following signatures of the parties.

                                        COMMUNITY BANK SYSTEM, INC.

                                        By:  /s/ James A. Gabriel
                                             -----------------------------------
                                        Its: Chairman
                                             -----------------------------------


                                        COMMUNITY BANK, N.A.

                                        By:  /s/ James A. Gabriel
                                             -----------------------------------
                                        Its: Chairman
                                             -----------------------------------


                                             /s/ Sanford A. Belden
                                        ----------------------------------------
                                                 Sanford A. Belden